Exhibit 99.1

TransCode Therapeutics presents preliminary data from its completed Phase 1a study with TTX-MC138 in metastatic disease at ESMO

•	Safety primary endpoint achieved

•	Median treatment duration of 4 months with a range of 2 to 12 months and three patients remain on trial

•	RECIST data with apparent stable disease lasting over 4 months in 44% of patients (7 out of 16)

•	Safety and durability profile consistent with known mechanism of action

•	Early signals support advancement to a Phase 2a clinical trial with established treatment dose

BOSTON, October 14, 2025 - TransCode Therapeutics, Inc. (NASDAQ: RNAZ) announces completion of Phase 1a clinical trial with TTX-MC138, an investigational inhibitor of microRNA-10b, or miR-10b. By meeting its primary safety endpoint and defining a recommended Phase 2 dose, TTX-MC138 is moving forward into the next stage of clinical evaluation to assess its efficacy across selected metastatic diseases and for multiple indications.

Primary objectives of the trial focused on safety, tolerability, pharmacokinetics (“PK”) and establishment of a Phase 2 dose (RP2D). A total of sixteen patients were treated across four escalating dose levels. No significant treatment-related safety events or dose limiting toxicities were observed.

TTX-MC138 was administered to 16 patients (77 total doses to date) with positive pharmacodynamic effects over all four administered dose range levels. Currently three patients remain on trial receiving TTX-MC138. The median treatment duration was four months. Importantly, the duration of treatment for all patients ranged from two to 12 cycles, indicative of tolerability and disease control. Forty-four per cent or seven out of sixteen patients were classified as having stable disease lasting 4 months or longer. Preliminary data in 16 patients showed positive pharmacodynamic effects over a wide dose range, consistent with preclinical models and TransCode’s Phase 0 clinical trial. Of note, one patient diagnosed with thyroid cancer and historic evidence of an increase in thyroglobulin levels, demonstrated a reversal of the trend during treatment and presented at the most recent measurement with undetectable thyroglobulin levels.

Study investigator William McKean, MD, PhD (The START Center for Cancer Research) stated, “The clinical benefit we are observing in patients treated with TTX-MC138 is compelling given the pre-clinical data and length of time the drug remains in the tumor cells”.

Data analysis and monitoring are ongoing. A final clinical study report, scientific presentations and publications are planned.

The treatment response, safety and durability profile provides the basis for TransCode’s decision to proceed with the TTX-MC138 program in a Phase 2a clinical trial. TransCode’s Daniel Vlock, MD, Consulting Clinician noted “the observed safety profile, coupled with the durability of TTX-MC138's anti-tumor effects, is particularly encouraging. These findings are consistent with the drug's mechanism of action and provide a basis for a more rigorous efficacy evaluation. This positions us to potentially intervene earlier in the patient’s disease, offering a new therapeutic option for patients at risk of developing metastatic disease."

Further information about the trial is available at www.clinicaltrials.gov NCT Identifier: (NCT06260774).

Preliminary data to be presented in a poster session at ESMO Congress October 17-21, 2025, taking place in Berlin, Germany. (FPN: 983P)

About TTX-MC138

TTX-MC138 is a first-in-class therapeutic candidate designed to inhibit microRNA-10b, or miR-10b, a microRNA widely believed to be critical to the emergence and progression of many metastatic cancers. TransCode’s Phase 0 clinical trial produced evidence of delivery of a radiolabeled version of TTX-MC138 to metastatic lesions and pharmacodynamic activity, even at a microdose of the drug candidate, suggesting a broad therapeutic window for TTX-MC138.

About TransCode Therapeutics

TransCode Therapeutics is an immuno-oncology and targeted cancer therapy company with a focus on treating advanced malignancy. The company’s lead therapeutic candidate, TTX-MC138, is focused on treating metastatic tumors that overexpress microRNA-10b, a unique, well-documented biomarker of metastasis. In addition, TransCode has a portfolio of other first-in-class therapeutic candidates designed to mobilize the immune system to recognize and destroy cancer cells.

TransCode Therapeutics, Inc.•6 Liberty Square #2382•Boston, MA 02109

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the timing, conduct and results of TransCode’s Phase 1a clinical trial, TransCode’s Phase 2 clinical trial, and TransCode’s Phase 2a clinical trial, statements about microRNAs and their involvement in cancer, and statements concerning the therapeutic potential of TransCode’s TTX-MC138 and other therapeutic candidates. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risks associated with drug discovery and development; the risk that the results of clinical trials will not be consistent with TransCode’s preclinical studies or expectations or with results from previous clinical trials; risks associated with the conduct of clinical trials; risks associated with TransCode’s financial condition and its need to obtain additional funding to support its business activities, including TransCode’s ability to continue as a going concern; risks associated with the timing and outcome of TransCode’s planned regulatory submissions; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with TransCode’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; risks of competition from other companies developing products for similar uses; risks associated with TransCode’s dependence on third parties; and risks associated with geopolitical events and pandemics, including the COVID-19 coronavirus and military actions. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause TransCode’s actual results to differ from those contained in or implied by the forward-looking statements, see the section entitled “Risk Factors” in TransCode’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as discussions of potential risks, uncertainties and other important factors in any subsequent TransCode filings with the Securities and Exchange Commission. All information in this press release is as of the date of this release; TransCode undertakes no duty to update this information unless required by law.

For more information and partnering opportunities, please contact:

TransCode Therapeutics, Inc.
Tania Montgomery, VP of Business Development
tania.montgomery@transcodetherapeutics.com

TransCode Therapeutics, Inc.• 6 Liberty Square #2382 • Boston, MA 02109